Exhibit 2

Buenos Aires, September 16, 2011

Mr. President

Comisión Nacional de Valores

Dr. Alejandro Vanoli

S             /             D

Ref: Relevant Fact. Empresa Distribuidora y Comercializadora Norte S.A. (EDENOR) announces the sale of assets.

Dear Sirs:

I hereby address the Comisión Nacional de Valores in my capacity as attorney-in-fact of Empresa Distribuidora and Comercializadora Norte S.A. ("EDENOR"), to report that, on the meeting of the Board of Directors held on the date hereof, the Board of Directors approved the acceptance of the Offer Letter No. 020911 of Rovella Carranza S.A. (“Rovella” or the “Purchaser”) to acquire from EDENOR shares representing 78.44% of the capital stock and voting rights of a company with investment purposes, to be incorporated as described herein, which will hold 99.99% of the capital stock and voting rights of Empresa Distribuidora San Luis S. A. (“EDESAL”). Moreover, said proposal also comprises the acquisition of 0.01% of the shares of EDESAL which are currently owned by EDENOR.

The total and final offer’s price is US$26,698,474, to be paid in two installments, the first one for US$4,004,771 three calendar days after the offer’s acceptance, and the remaining balance, US$22,693,703, to be paid on October 25, 2011.

Additionally, the offer also implies the Purchaser’s commitment to settle or acquire, on October 25, 2011, the total financial credit granted by EDENOR to EDESAL for an amount of AR$37,502,500 plus interest accrued to the date of settlement.

In order to implement the informed transaction, EDENOR will partially spinoff EMDERSA, resulting from this spinoff the creation of three new companies with investment purposes, one of which (“EDESAL HOLDING”) will own 99.99% of the share capital and voting rights of EDESAL. On the payment date of the remaining balance (October 25, 2011), EDENOR will transfer 24.80% of the capital stock of EMDERSA and 0.01% of the capital stock of EDESAL to Rovella, which will set up a guarantee trust with said shares. Once the spinoff process is finalized, EDESAL HOLDING will issue 78.44% of its capital stock to the trustee, who will transfer it to the Purchaser, together with the 0.01% of the shares of EDESAL and will simultaneously transfer to EDENOR the capital stock of EMDERSA.

If after two years from the offer’s acceptance, EMDERSA’s spinoff has not been completed together with the creation of EDESAL HOLDING, the to-be-appointed trustee shall transfer to Rovella, as alternative fulfillment of EDENOR’s obligation for the consideration that it will have received, 24.80% of the capital stock and voting rights of EMDERSA, maintaining EDENOR a 53.64% ownership of EMDERSA’s capital stock and voting rights.

Kind regards

Diego Manuel Allegue

Attorney-in-fact